Exhibit 99.2

FOR IMMEDIATE RELEASE

PRIMEDIA PLANS TO EXPLORE THE SEPARATION OF ITS BUSINESSES
AND ANNOUNCES MANAGEMENT CHANGES

NEW YORK, NY (October 24, 2005) — PRIMEDIA Inc. (NYSE: PRM) today announced that its Board of Directors has authorized management to explore the possible separation of its businesses via a tax-free spin-off into two separate publicly-traded companies as a means to unlock value for shareholders.  The plan being contemplated would separate PRIMEDIA’s Consumer Guides Segment from PRIMEDIA’s Enthusiast Media and Education Segments.

Under the plans currently being evaluated, the two entities would be independent and have separate management teams.  The transaction is anticipated to take the form of a tax free dividend of shares in the spun-off company that would be distributed pro-rata to all PRIMEDIA shareholders.  The company intends to announce further details regarding this possible separation later this year and has hired Goldman Sachs and Lehman Brothers, as advisers, and Simpson Thacher & Bartlett, as counsel.

In connection with this announcement, PRIMEDIA announced certain management changes.  Dean Nelson, currently Chairman of PRIMEDIA, will assume the role of President and Chief Executive Officer of PRIMEDIA.  Kelly Conlin, currently CEO of PRIMEDIA, had decided to leave the company effective immediately as it pursues its exploration of the separation.

“PRIMEDIA’s Board of Directors has been intensely focused on how best to unlock the value of our media assets,” said Mr. Nelson.  “PRIMEDIA has made significant progress over the last three years streamlining the business and reducing leverage.  We believe the separation of these segments into two distinct businesses is the next logical step in the clarification of our long-term business strategy and that this plan would lead to greater growth opportunities and ultimately enhanced shareholder value.”

Mr. Nelson continued, “The separation would both help to highlight the unique qualities and values of these businesses for investors as well as enable us to better focus and motivate the employees of each company. PRIMEDIA’s Consumer Guides is a rapidly expanding and high growth business.  PRIMEDIA’s Enthusiast Media and Education division also has attractive long-term growth prospects and that generates strong free cash flow.  Assuming the separation is completed, investors will have a clear opportunity to participate in two pure-play media businesses that will each deliver significant returns over time, specifically tailored to their investment objectives.

“On behalf of the Board and all of the employees at PRIMEDIA, I would like to thank Kelly for his dedication and contributions.  The company is certainly in a better position today than it was when Kelly arrived two years ago,” said Nelson.

Kelly Conlin stated, “During my two years at the company, we refocused the organization on our core businesses, significantly deleveraged by divesting non-strategic assets at very attractive multiples and reinvigorated our commitment to editorial quality, innovative brand extensions and the launch of new products – all elements of a long-term growth agenda.”

PRIMEDIA’s Consumer Guides is the leading publisher and distributor of free consumer guides with its Apartment Guide, Auto Guide and New Home Guide in the U.S.  PRIMEDIA’s Enthusiast Media is the number one special interest magazine publisher in the U.S. with well-known brands as Motor Trend, Automobile and Hot Rod.  PRIMEDIA’s Education unit is led by Channel One, the preeminent news and public affairs content provider reaching almost eight million teens in nearly 12,000 middle schools and high schools across the country.

PRIMEDIA will host a conference call for investors and analysts on Tuesday, October 25, 2005 at 8:30am EDT.  To participate in the call, please dial (800) 207-0148 if in the U.S., or (719) 884-8877 if outside the U.S.  The conference ID is 415552.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2004 revenue of $1.1 billion, its properties comprise over 135 brands that connect buyers and sellers through print publications, websites, events, newsletters and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 120 consumer magazines, 115 websites, 100 events, 10 TV programs, 340 branded products, and has such well-known brands as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 49,000 locations.

•                  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

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Forward Looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

CONTACT:

(Media): Whit Clay, Sloane & Company, (212) 446-1864

(Investors): Eric Leeds, PRIMEDIA, (212) 745-1885